Granby Branch
399 Principale
Granby, Québec  J2G 2W7

February 7, 2011

Nathan Mazurek
Andrew Minkow
James Wilkins
PIONEER TRANSFORMERS LTD.
BERNARD GRANBY REALTY INC.
612 Bernard Road
Granby, Quebec  J2G 8E5

Re: Commitment Letter (renewal)

Dear Sirs,

We are pleased to advise that we have renewed the following credit facilities for your company as outlined in the attachment.

In accepting this commitment you acknowledge that, if in the opinion of the Bank, a material adverse change in risk occurs, including without limiting the generality of the foregoing, any material adverse change in the financial condition of the Borrower, any obligation to advance some or all of the above facilities may be withdrawn or cancelled.

On this understanding, we request your acceptance of the following by signing the commitment letter. At that point any additional security documentation will be prepared.

We wish to thank you for doing business with the Bank of Montreal and we look forward to an ongoing mutually beneficial relationship.

Yours truly,

Samuel Lasanté
Commercial Account Manager
Tel 450-347-1484
Fax 450-347-0335

COMMITMENT LETTER February 7, 2011

COMMITMENT LETTER

NEEDS		SOURCES
Cashflow need (peak)	7,700,000 $	Demand revolving credit facility	7,700,000 $
Acquisitions (building & equipment)	2,000,000 $	Term loan facility	2,000,000 $
		Settlement risk facility	500,000 $
Foreign exchange contracts	500,000 $	Corporate MasterCard account	50,000 $
Misc business expenses	50,000 $
	10,250,000 $		10,250,000 $

DEFINED
TERMS:
In this Commitment Letter, certain terms used with the upper-case are defined in Schedule I hereto.  Please refer to such Schedule I for the meaning of such terms.  All amounts herein are in Canadian dollars unless expressly stated otherwise.

BORROWER:	PIONEER TRANSFORMERS LTD. (“Pioneer”) and/or BERNARD GRANBY REALTY INC. (“Bernard”), henceforth collectively, the “Borrower”.

LENDER:	BANK OF MONTREAL (henceforth, “BMO” or the “Bank”)

CREDIT
FACILITIES:	FACILITY A:	Revolving overdraft demand loan not exceeding $ 7,700,000 or the Equivalent Amount in USD.

FACILITY B:	Non-revolving demand loan(s) up to $ 2,000,000.

FACILITY C:	MasterCard credit cards up to $ 50,000 or the Equivalent Amount in USD.

FACILITY D:	Treasury risk management facility for foreign exchange forward contracts having an aggregate risk content not exceeding $ 500,000.

LOAN
PURPOSES:	FACILITY A:	To finance ongoing operations.

FACILITY B:	To finance future equipment acquisitions & working capital injection following plant expansion in 2010.

FACILITY C:	For business expenses.

FACILITY D:	To hedge foreign exchange risk.

COMMITMENT LETTER February 7, 2011

AVAILABILITY:	The Facilities will be available for drawdown for the specified Loan Purposes upon satisfaction of Conditions Precedent. Availability will be by way of:

FACILITY A (subject to monthly Margin Requirement):
➢	By way of direct advances in CAD or USD through overdraft in the accounts of the Borrower set up for such purpose;
➢	By way of issue of letters of credit (standby and documentary) and letters of guarantee for a maximum term of 365 days, subject to renewal and extension.

FACILITY B (available for drawdown for a period of 12 months):
➢	By way of direct advances through demand note(s) at variable interest and or;
➢	By way of fixed rate term loans (1 to 5 year terms).

FACILITY C:
Available through use of MasterCard cards issued from time to time by the Bank, at its discretion, in accordance with the terms and conditions of the MasterCard Agreement.

FACILITY D:
By way of foreign exchange forward contracts for a maximum term of 365 days for each agreement;

MARGIN
REQUIREMENT:
Notwithstanding any other provision of this Commitment Letter, the amount at any time outstanding under Facility A (including the aggregate undrawn amount of all outstanding Letters of Credit and Letters of Guarantee) and of all other obligations of the Borrower in respect of any Letter of Credit and Letter of Guarantee shall not exceed the Borrowing Base.  For the purposes hereof, “Borrowing Base” shall mean the total of:

80% of the Bank's estimated worth of eligible accounts receivable (excluding Excluded Receivables) of the Borrower owing by debtors located in Canada and in the United States of America (advances supported by US receivables shall be limited to $ 1,000,000 CAD); plus

The lesser of (i) $ 3,500,000 and (ii) 50% of the Bank’s estimated worth of eligible inventory, (excluding Excluded Inventory) of the Borrower. Eligible inventory shall include work in progress supported by booked orders to a maximum of $ 1,000,000; less any amount secured by a Lien ranking prior to the security for the benefit of the Bank with respect to accounts receivable and/or inventory of the Borrower, and all current and past due amounts owed to the various governments by the Borrower, including, without limitation, Federal and Provincial income taxes, deductions at source, G.S.T., P.S.T., Q.S.T. and any other amount that could be considered as prior claim or as a deemed trust or as a super priority in favour of the various governments or governmental authorities or the payment of which would rank prior to the payment of debts and liabilities of the Borrower or any other Obligor under or pursuant to the Facilities or the Loan Documents; less Excluded Receivables.

COMMITMENT LETTER February 7, 2011

For the purposes hereof, “Excluded Receivables” shall mean accounts receivable which the Bank does not, according to its usual practice, consider as an eligible receivable, including without limitation, accounts over which the Bank does not have a first ranking Lien, accounts receivable owing by debtors located outside of Canada and the United States of America, accounts receivable subject to set-off or compensation, accounts receivable owing by an affiliate, a shareholder, a director, an officer or an employee of the Borrower, accounts receivable which the Bank in good faith determines to be not of good quality or collectible in the ordinary course of business, accounts receivable subject to undue credit risk, accounts in dispute and accounts receivable which remain unpaid for more than 90 days from the date of invoice.

For the purposes hereof, “Excluded Inventory” shall mean inventory which the Bank, in accordance with its usual practice, does not consider as eligible inventory, including without limitation, inventory over which the Bank does not have a first ranking Lien, 30-day goods, inventory located outside the premises of the Borrower or outside of Canada, in transit or otherwise not in possession of the Borrower or the relevant Obligor, goods on consignment, spare parts and production supplies. Value of inventory shall be determined at the lesser of its cost and fair market value.

FACILITY D:	Outstanding foreign exchange forward contracts shall not exceed a risk content of $ 500,000.

PROGRESS
DRAWS:	Advances for Facility B will be available by way of multiple draws for the specified Loan Purposes upon satisfaction of Conditions Precedent and shall not exceed:

65% of expenses related to the plant expansion (draws shall be based on invoices or proof of payment); plus

50% of equipment based on market value as determined the professional evaluation that was remitted to the Lender in 2009; plus

75% of new equipment based on value of invoices before taxes.

Scenario based on estimated costs:
Plant expansion expenses	$1,030,000 @ 65% =	$670,000
Actual equipment (evaluated)	$1,480,000 @ 50% =	$740,000
New equipment (invoices)	$ 790,000 @ 75% =	$592,000
“Borrowing base” for Facility B		$2,002,000

COMMITMENT LETTER February 7, 2011

MATURITY AND
INSTALMENTS:	FACILITY A:	Repayable on demand (revolving overdraft facility).

FACILITY B:	Amortization not to exceed 7 years with:
➢	fixed monthly capital payments (linear) plus interest, or
➢	fixed monthly payments (linear) including capital & interest, or
➢	annual capital payments beginning 12 months following disbursal as follows (% based on initial drawdown):
Year 1: 10%
Year 2:  12%
Year 3:  14%
Year 4:  16%
Year 5:  18%
Year 6:  30%

FACILITY C:	Balance payable in full, monthly.

PREPAYMENTS:
Direct advances (including any overdraft) in CAD and in USD bearing interest based on the CAD Prime Rate and the US Base Rate respectively may be prepaid at any time and from time to time without penalty, subject to any applicable of prior notice periods to be determined by the Bank.

Advances at a fixed rate of interest may be prepaid at any time, subject to penalties and to any application of prior notice periods to be determined by the Bank.

Any outstanding Letter of Credit or Letter of Guarantee may be cancelled upon receipt by the Bank of the original thereof (and any amendment thereto) and evidence satisfactory to the Bank that the beneficiary has consented to such cancellation.

INTEREST
RATES:	FACILITY A:	CAD Prime Rate and/or US Base Rate plus 0.75%, payable monthly in arrears.

FACILITY B:	CAD Prime Rate plus 1.00%, payable monthly in arrears. A fixed rate option is available as per rates at loan drawdown or at reservation date.

FACILITY C:	Subject to the interest rates and fees set from time to time in accordance with the MasterCard Card Agreement and related agreements.

COMMITMENT LETTER February 7, 2011

FEES:	Overdraft Facility fee of $ 950 payable monthly and subject to annual review.

A fixed monthly fee of $ 350 covering all Banking services, including electronic cash management services); Subject to annual review.

The Borrower shall pay to the Bank an annual renewal fee of $ 5,000. Such fee shall be payable at acceptance of commitment letter.

All legal and other direct out of pocket costs of the Bank incurred with respect to due diligence and preparation of loan documents, arrangement expenses and advertising shall be for the account of the Borrower.  The Borrower agrees to guarantee payment of all such legal fees and other direct out of pocket costs upon and by virtue of acceptance hereof by the Borrower.

SECURITY:
The following security that has been and will be provided by the Borrower, shall, unless otherwise indicated, support all present and future indebtedness and liability of the Borrower to the Bank including without limitation indebtedness and liability under guarantees and cash management products. Security has been and shall be registered on the Bank’s standard forms, supported by resolutions and solicitor’s opinion, all acceptable to the Bank:

a)	Revolving overdraft loan facility agreement (Facility A).

b)	Demand notes (Facility B).

c)	Fixed rate term loan agreement(s) when and if option is selected.

d)	First ranking deed on hypothec on all present and future movable property of the Borrower for the amount of $ 10,250,000.

e)	Security pursuant to Section 427 of the Bank Act on all present and future inventory of the Borrower.

f)	Cross guarantees between Pioneer Transformers Ltd and Bernard Granby Realty Inc. with required resolutions and legal opinions.

g)	Bank to be named as loss payee on business and fire insurance. Certified copy of policy to be provided. Standard mortgage clause to be contained in the policy.

h)	Required documentation for foreign exchange forward contracts.

i)	Bank’s standard application and indemnity agreement for letters of credit, letters of guarantee or documentary letter of credit.

j)	MasterCard Agreement and other related agreements for Facility C.

k)	Commercial Loan Insurance for principal shareholders & officers to be offered.

COMMITMENT LETTER February 7, 2011
CONDITIONS PRECEDENT
TO DRAWDOWN:
Those customarily found in loan documentation for credit facility of this nature including, without limitation, the following:

a)	Completion of all security documentation and all loan documentation in form and substance satisfactory to the Bank’s legal counsel;

b)	Receipt of invoices and or proof of payment for equipment and expenses related to the plant expansion in 2010, to the satisfaction of the Bank (for Facility B only);

c)
Satisfactory legal opinions relating to all matters considered relevant by the Bank, including due authorization, execution, delivery and enforceability of the loan and security documentation by the Borrower;

d)	No default or event of default exists at the time of, or after giving effect to the closing and/or disbursement;

REPRESENTATIONS
& WARRANTIES:
Usual, including confirmation of corporate status and authority, non-violation of law or existing agreements, no material litigation, satisfactory insurance coverage, continued compliance with environmental regulations and other such representations and warranties customarily contained in loan agreements for similar financing.

NEGATIVE
COVENANTS:	Usual negative covenants for transactions of this nature including but not limited to the following and subject to exceptions and limitations to be agreed:

a)	Amalgamate, merge or consolidate with any legal entity and cause its subsidiaries to wind up, liquidate or dissolve its affairs;

b)	Change the nature of its core business;

c)	Alter its capital structure in a manner that would be materially adverse to the Bank or undergo a change of control.

d)	No investments and/or advances to affiliated or related companies without the Bank’s prior written consent.

e)	No collateral mortgage shall be registered on the land & buildings belonging to the Borrower without the Bank’s prior written consent.

COMMITMENT LETTER February 7, 2011

FINANCIAL
COVENANTS:	The following covenants will be tested annually (based on consolidated financial statements of the Borrower):
➢	Minimum Debt Service Coverage Ratio of 1.25
➢	Minimum Current Ratio of 1.20
➢	Maximum Total Debt to Tangible Net Worth Ratio of 2.50 (to be tested quarterly based on non-consolidate in-house financial statements, and annually on consolidated financial statements.)

REPORTING
REQUIREMENTS:   The Borrower shall deliver to the Bank the following:

a)
From Pioneer Transformers Ltd.: Signed, aged lists of accounts receivable, accounts payable (including declaration of any deemed trusts) and inventory are to be provided by the 20th day of each month.  Inventory lists are to be provided on the Bank's standard form.

b)	From Pioneer Transformers Ltd.: Quarterly in-house financial statements within 45 days of quarter end.

c)	Annual audited financial statements of the Borrower (non-consolidated + consolidated) within 120 days of fiscal year end.

d)	Annual forecasts to be provided at time of annual review including income statement, balance sheet and cashflow.

e)	Other documents as the Bank may reasonably require from time to time.

EVENTS OF
DEFAULT:
Those customarily found in loan documentation for similar financing including but not limited to failure to pay principal and interest when due; representations and warranties materially incorrect; breach of covenants and security undertakings; Material Adverse Change; failure to comply with the terms of other financing agreements of the Borrower (with notice and cure periods as applicable); cross-default to material obligations of the Borrower; bankruptcy/insolvency of the Borrower; non-compliance with any environmental regulation imposed by any government or its agency, change of ownership - either directly or indirectly; merger with any other corporation or person.

BANKING
SERVICES:	The borrower agrees to maintain bank accounts only with the Bank of Montreal.

COMMITMENT LETTER February 7, 2011

GOVERNING
LAW:
The laws of the Province of Québec and the laws of Canada applicable therein shall apply subject to the right of the Bank to subject any security to the laws of the jurisdiction which the Bank deems most appropriate.

LANGUAGE
CLAUSE:
The parties hereby confirm their express wish that this Commitment Letter and all documents and agreements directly or indirectly related thereto, including notices, be drawn up in the English language.  Notwithstanding such express wish, the parties agree that any of such documents, agreements and notices or any part thereof may be drawn up in the French language.  Les parties reconnaissent leur volonté expresse que le présent Sommaire des termes et conditions ainsi que tous les documents et conventions qui s'y rattachent directement ou indirectement, y compris les avis, soient rédigés en langue anglaise.  Nonobstant telle volonté expresse, les parties conviennent que n'importe quel desdits documents, conventions et avis ou toute partie de ceux-ci puissent être rédigés en langue française.

ACCEPTANCE

 We hereby accept the foregoing terms and conditions.

This 7th day of February, 2011

PIONEER TRANSFORMERS LTD

By:	/s/ Nathan J. Mazurek
duly authorized

BERNARD GRANBY REALTY INC.

By:	/s/ Nathan J. Mazurek
duly authorized

COMMITMENT LETTER February 7, 2011

SCHEDULE I

DEFINITIONS

“CAD” means lawful money of Canada.

“Current Ratio” means the ratio of current assets to current liabilities at such time, all as shown on the financial statements in accordance with GAAP.

“Debt Service Coverage Ratio” means total earnings before depreciation and interest less unfinanced capital expenses divided by annual interest expenses, current portion of long-term debt, dividends, purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of capital stock of the Borrower.

 “Equivalent Amount” means, on any date, the amount in CDN$ or US$, as the case may be, which would be obtained on the conversion of an amount in US$ or any other currency to CDN$ or an amount in CDN$ or any other currency into US$, respectively, at the Bank of Canada noon spot rate for the purchase of US$ or such other currency with CDN$ or for the purchase of CDN$ or such other currency with US$, respectively, as quoted or published or otherwise made available by the Bank of Canada on such date.

“GAAP” means generally accepted accounting principles in Canada in effect from time to time, applied in a consistent manner from period to period.

“Indebtedness” means the indebtedness of any Obligor and includes, without duplication (in each case, whether such obligation is with full or limited recourse):

a)	any obligation of such Obligor for borrowed money;

b)	any obligation of such Obligor evidenced by a bond, debenture, note or other similar instrument;

c)	any obligation of such Obligor to pay the deferred purchase price of property or services, except a trade account payable that arises in the ordinary course of business;

d)	any obligation of such Obligor as lessee under any capital lease;

e)
any obligation of such Obligor to reimburse any other person in respect of amounts drawn or drawable under any letter of credit or other guarantee or under any bankers’ or trade acceptance issued or accepted by such other person, whether contingent or non-contingent;

f)
all obligations of such Obligor to purchase, redeem, retire, decrease or otherwise make any payment in respect of any capital stock of or other ownership or profit interest in such Obligor or any other person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference plus accrued and unpaid dividends;

g)	any obligation of such Obligor to purchase securities or other property that arises out of or in connection with the sale of the same or substantially similar securities or property;

h)	any Indebtedness of others secured by a Lien on any asset of such Obligor;

i)	any Indebtedness of others guaranteed by such Obligor; and

COMMITMENT LETTER February 7, 2011

j)
all obligations and liabilities of such Obligor in respect of “Specified Transactions” (as such term is defined in the 1992 Multicurrency – Cross Border Master Agreement published by the International Swaps and Derivatives Association, Inc.).

 “Lien” means a mortgage, hypothec, legal hypothec, prior claim, pledge, lien, charge or encumbrance, whether fixed or floating, on, or any Security Interest in any property, whether immovable or real, movable or immovable, or mixed, tangible or intangible or a pledge for hypothecation thereof or trust or presumed or deemed trust or any other mechanisms of right benefiting the holder thereof or any conditional sale agreement or other title retention agreement or equipment trust relating thereto or any lease relating to property which would be required to be accounted for as a capital lease on the balance sheet.

“Loan Documents” means, collectively, this Commitment Letter, the Credit Agreement, the Security Documents and all other documents, instruments and agreements executed and delivered by any Obligor in connection directly or indirectly with this Commitment Letter, the Facilities or otherwise referred to or contemplated under or by this Commitment Letter or any such documents, instruments or agreements.

“Material Adverse Event” means a material adverse change in or effect on, either individually or in the aggregate, the business, assets, liabilities, financial positions or operating results of the Obligors taken as a whole or which adversely affects or could reasonably be expected to adversely affect the ability of any Obligor to perform any of its obligations under or pursuant to the Facilities and this Commitment Letter or the other Loan Documents in accordance with their respective terms or the validity or enforceability of any of the Loan Documents.

“Person” means any individual, corporation, company, partnership, association, trust or joint venture.

“Prime Rate” means the variable annual rate of interest established by the Bank from time to time as the reference rate of interest it will use at such time to determine interest rates for loans in CDN$ to its Canadian commercial borrowers in Canada and designated as its Prime Rate.

 “Security Documents” means the collective reference to all present and future documents, agreements and instruments pursuant to which an Obligor grants a Security Interest to or for the benefit of the Bank, alone or together with any other person or persons, in any of its assets securing all or part of the obligations of the Borrower under or pursuant to the Facilities and this Commitment Letter or any other Loan Documents.

“Security Interest” means a hypothec, mortgage, pledge, fixed or floating charge, assignment by way of security or any other security interest securing payment or performance of an obligation.

COMMITMENT LETTER February 7, 2011

“Subordinated Debt” of a Person means indebtedness of such Person for borrowed money (including principal and accrued interest), which is validly and effectively subordinated and postponed in right of payment of principal, interest and premium if any, to the payment in full of all amounts owing from time to time under or pursuant to any of the Facilities by way of an agreement in form and substance satisfactory to the Lender and is unsecured on the property of such Person, provided (a) that such indebtedness is treated as subordinated debt in accordance with GAAP, (b) without limiting the foregoing, the Lender shall be satisfied with the covenants and default clauses in the agreement pursuant to which such indebtedness is created, and (c) the terms of the instrument evidencing such indebtedness or under which such indebtedness is outstanding reflect the provisions of this definition to the satisfaction of the Lender.

“Tangible Net Worth” of a Person means, as of any date, the sum of Shareholders’ Equity of such Person and the Subordinated Debt of such Person, less, without duplication, any goodwill, organizational expenses, trademarks, trade names, copyrights, patents, patent applications, licenses, deferred costs, deferred charges,  and any other assets that are properly classified as “intangible” less amounts due by directors, officers and other Persons related to the Borrowers and its Affiliates, all determined as of such date in accordance with GAAP and to the satisfaction of BMO acting reasonably.

“Total Debt” of a Person shall mean the total amount of liabilities of such Person, plus the amount of all cheques in circulation less deferred taxes and Subordinated Debt of such Person.

“Total Debt to Tangible Net Worth Ratio” means the ratio of Total Debt to Tangible Net Worth, in accordance with GAAP.

“US Base Rate” means the variable annual rate of interest established by the Bank from time to time as being the reference rate of interest it will use at such time in Canada to determine rates of interest on US$ commercial loans to Canadian residents in Canada and designated as its US Base Rate.

“USD” means lawful money for the time being of the United States of America in same day immediately available funds or, if such funds are not available, the form of money of the United States of America which is customarily used in the settlement of international banking transaction on that day.

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